Exhibit 10.2

CONSULTING AGREEMENT

NOVT:	NOVT CORPORATION

4350 International Boulevard

Norcross, Georgia 30093

Name of Consultant: Daniel G. Hall

Address:

Telephone:

Email:

Name and Address of NOVT Contact:

John Quicke

NOVT Corporation

4350 International Boulevard

Norcross, Georgia 30093

Term of Consulting Service: From April 8, 2006 to April 30, 2006

NOVT and Consultant agree:

1.	Scope of Work

Consultant will perform the consulting services for NOVT Corporation (“NOVT”) described as follows (the “Services”):

•	Special projects relating to executive management, strategic business transactions, or legal management of corporate matters, at the request of the Chief Executive Officer or the board of Directors.

2.	Compensation

NOVT will pay Consultant a consulting fee in the amount and on the terms set forth below:

•	NOVT will pay Consultant in accordance with the following schedule:

o	For telephone consultations and work performed by Consultant at Consultant’s home or other off-site location maintained by Consultant, an hourly rate of $125.00 per hour.

o	For work performed at NOVT’s offices or the offices of advisors of NOVT, including without limitation thereto, attorneys, accountants and investment bankers, a daily rate of $1,200.00 per day for all, or any part of a day in which such work is performed.

•	All invoices for services should be forwarded to the NOVT contact listed above.

•	Consultant shall be reimbursed for reasonable expenses incurred in the performance of Consulting Services in accordance with NOVT Travel Policies. Consultant’s travel time is not reimbursable.

3.	Manner of Performance

(a)	This Agreement is binding on Consultant and its employees. Consultant represents that Consultant has the requisite expertise, ability and legal right to render the Services and will perform the Services in an efficient manner. Consultant will abide by all laws, rules and regulations that apply to the performance of the services, including applicable requirements regarding equal employment opportunity and the provisions of any Executive Orders and related rules. Each of Consultant’s employees performing Services will have the expertise to perform assigned Services in an efficient manner. Consultant and employees of Consultant when on NOVT’s premises will comply with NOVT’s policies with respect to conduct of visitors.

(b)	Consultant may retain third parties to assist in the rendering of Services only upon written permission by NOVT and only upon written agreement by such third parties, a copy of which shall be provided to NOVT, that they agree to be bound by all the terms and conditions of this Agreement as if Consultant hereunder.

4.	Confidentiality

In the course of this Agreement, it is anticipated that Consultant will learn of information that NOVT regards as confidential or proprietary. Consultant will keep confidential this information and any other information which Consultant may acquire with respect to NOVT’s business, including, but not limited to, information developed by Consultant and information relating to new products, customers, pricing know-how, processes, and practices, unless and until NOVT consents in writing to disclosure, or unless such knowledge and information otherwise becomes generally available to the public through no fault of Consultant. Consultant will not disclose to others, without NOVT’s written consent, the fact that it is acting on behalf of NOVT and will not publish on the subject of this consulting relationship without first providing NOVT with the opportunity to review and offer reasonable objection to the contemplated publication. This undertaking to keep information confidential will survive the termination of this Agreement. Consultant will require each of its employees performing Services to execute a separate Confidentiality Agreement, if requested by NOVT. At the termination of this Agreement, Consultant will return to

NOVT all physical specimens, devices, and prototypes, and all drawings, specifications, manuals and other printed or reproduced material (including information stored on machine readable media) provided by NOVT to Consultant and all copies of such information made by Consultant or its employees.

5.	Conflicts of Interest

Consultant represents that it has advised NOVT in writing prior to the date of signing this Agreement of any relationship with third parties, including competitors of NOVT, which would present a conflict of interest with the rendering of the Services, or which would prevent Consultant from carrying out the terms of this Agreement or which would present a significant opportunity for the disclosure of confidential information. Consultant will advise NOVT of any such relationships that arise during the term of this Agreement. NOVT will then have the option to terminate this Agreement without further liability to Consultant, except to pay for Services actually rendered.

6.	Relationship with Others

During the term of this Agreement and for one year after its termination date, neither Consultant nor its employees will perform consulting services in the specific area in which Consultant actually has consulted under this Agreement for any other entity engaged in the development, manufacture, distribution or sale of vascular brachytherapy medical care products or services.

7.	Independent Contractor

Consultant is an independent contractor, not an employee or agent of NOVT. Nothing in this Consulting Agreement shall render Consultant, or any of its agents or employees, an employee or agent of NOVT, nor authorize or empower Consultant or its agents or employees to speak for, represent or obligate NOVT in any way. NOVT recognizes that Consultant retains all the rights and privileges of an employer, including but not limited to the right to hire, direct, discipline, compensate, and terminate its employees assigned to the NOVT account. Consultant assumes any and all liabilities regarding Section 1706 of the Tax Reform Act of 1986 and Section 414(n) of the Internal Revenue Code of 1986.

Consultant will perform consulting services hereunder in the capacity of an independent contractor and not as an employee of NOVT or any of its subsidiaries or affiliates. It is understood that Consultant’s performance under this agreement will not entitle Consultant or its employees to any rights under any pension plan or other benefit program of any such companies including, without limitation, holiday, vacation, or sick pay, or health or life insurance coverage or any claim of right as one of their employees under law. Consultant will not hold itself out as an employee or agent of NOVT, or of any subsidiary or affiliate, with authority to perform any legally binding act.

8.	Ownership of Developments

All written materials and other works which may be subject to copyright and all patentable and unpatentable inventions, discoveries, and ideas (including but not limited to any computer software) which are made, conceived or written by Consultant during the term of this Agreement, and for 90 days after it expires, and which are based upon the Services performed by Consultant for NOVT (“Developments”) shall become NOVT’s property. Consultant agrees to hold all Developments confidential in accordance with paragraph 4 of this Agreement.

9.	Disclosure and Transfer of Developments

Consultant will disclose promptly to NOVT each Development and, upon NOVT’s request and at NOVT’s expense, Consultant will assist NOVT, or anyone it designates, in filing patent or copyright applications in any country in the world. Each copyrightable work, to the extent permitted by law, will be considered a work made for hire and the authorship and copyright of the work shall be in NOVT’s name.

Consultant will execute all papers and do all things which may be necessary or advisable, in the opinion of NOVT, to process such applications and to vest in NOVT, or its designee, all the right, title and interest in and to the Developments. If for any reason Consultant is unable to effectuate a full assignment of any Development, Consultant will transfer to NOVT, or its designee, its transferable rights, whether they be exclusive or nonexclusive, or as a joint inventor or partial owner of the Development.

10.	Disclosures to NOVT

If during the term of this Agreement, Consultant discloses any copyrightable works, inventions, discoveries, or ideas to NOVT which were conceived or written prior to this Agreement or which are not based upon the Services performed by consultant for NOVT under this Agreement, NOVT will have no liability to Consultant because of its use of such works, inventions, discoveries or ideas.

11.	Term

The term of this Agreement is as specified on the first page of this Agreement, but in no event will the term of this Agreement extend beyond three years from the date of this Agreement.

12.	Termination

NOVT may terminate this Consulting Agreement effective the day of notice by giving Consultant written notice of termination if Consultant: (a) breaches any of its obligations under Paragraphs 4,6, 8 or 9 of the Agreement; or (b) fails to provide the standard of performance of Services that substantially meets NOVT’s reasonable expectations; or (c) fails at any time to provide the contracted services defined in Schedules 1 and 2. If NOVT determines that it no longer requires the services of

Consultant it may terminate this Agreement by giving Consultant thirty (30) days written notice.

13.	General

(a)	No assignment by Consultant of this Agreement or any sums due under it will be binding on NOVT without NOVT’s prior written consent. This Agreement supersedes all prior agreements and understandings between the parties respecting the subject matter of this Agreement. This Agreement may not be changed or terminated orally by or on behalf of either party and nothing in any attachments or schedules to this Agreement may vary the terms of this Agreement.

(b)	In the event the terms of any attachments or schedules are inconsistent with the terms of the numbered paragraphs of this Agreement, the terms of the numbered paragraphs of this Agreement shall control.

(c)	In the event either party breaches this Agreement, the other party will have the right to terminate the Agreement. In the event of the actual or threatened breach of any of the terms of paragraphs 4, 6, 8, and 9, NOVT will have the right to specific performance and injunctive relief. The rights granted by this paragraph are in addition to all other remedies and rights available at law or in equity.

(d)	This Agreement shall be construed according to the laws of Georgia for contracts made within that state.

(e)	The undersigned warrant and represent that they have authority to enter this Agreement on behalf of NOVT or Consultant, respectively.

(f)	Facsimile copies of this Agreement will be enforceable as originals.

NOVT CORPORATION			DANIEL G. HALL

By:	/s/ John Quicke		/s/ Daniel G. Hall
Title:	President and CEO		Signature

Date:	April 6, 2006	Date:	April 6, 2006